SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2000

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

Item 5. Other Events

Further Restructuring

        Derma Sciences, Inc. (the “Registrant”) on May 19, 2000 implemented further steps in the modification of its selling strategy and restructuring of its sales force (collectively, the “restructuring”). Henceforth, the Registrant’s field sales activities will be conducted through a vice president of sales and marketing, three regional sales managers, two nurse clinicians, four direct selling specialists, a product marketing manager, three internal sales support personnel, independent distributors and manufacturers’ representatives.

        Annual savings resulting from this round of restructuring are expected to total approximately $600,000 and will consist of savings in salaries, benefits, commissions, travel/lodging and sales promotions. Aggregate annual savings from this round and the previously announced round of the Registrant’s restructuring are expected to total $1.2 million. Please refer to the Registrant’s Current Report on Form 8-K filed April 25, 2000 for information concerning Registrant’s previous round of restructuring. Costs of this and the previous round of restructuring are expected to aggregate approximately $200,000 and will be taken as charges against earnings in the second and third quarters, 2000.

        The purpose of the restructuring is to bring operating expenses in line with anticipated revenues and lay the foundation for future growth and profitability. The Registrant expects these changes will be transparent to its consumers and that product supplies and services will not be affected.

The Nasdaq Stock Market Hearing

        On December 3, 1999, the Registrant was notified by the Nasdaq Stock Market (Nasdaq) that it was in violation of the net tangible assets/market capitalization/net income requirements of Nasdaq Marketplace Rule 4310(c)(2)(B). The Registrant requested an oral hearing on March 29, 2000 upon the issue of Registrant’s continued listing on the Nasdaq SmallCap Market. The subject hearing was held on April 27, 2000.

        The Registrant, on April 25, 2000, filed with the Securities and Exchange Commission its Current Report on Form 8-K (discussed above) concerning Registrant’s previous round of restructuring. The Registrant, on April 26, 2000, filed with the Securities and Exchange Commission its Interim Report on Form 10-QSB for the quarter ending March 31, 2000 (Form 10-QSB). The Form 10-QSB reflected compliance with Nasdaq Marketplace Rule 4310(c)(2)(B) by virtue of the Registrant’s having net tangible assets of $2,040,159 at March 31, 2000.

        The Nasdaq Hearing Panel (Panel) determined that the Registrant evidenced compliance with the $2,000,000 net tangible assets requirement of Marketplace Rule

4310(c)(2)(B) and that the Registrant had presented a definitive plan which would enable it to sustain compliance with the requirements for continued listing on the Nasdaq SmallCap Market. Accordingly, the Panel determined to continue the listing of the Registrant’s common stock on the Nasdaq SmallCap market subject to the following: On or before June 30, 2000, the Registrant must make a filing with the Securities and Exchange Commission and Nasdaq evidencing a minimum of $2,500,000 in net tangible assets.

        The Registrant expects that it will be able to meet the foregoing requirement.

Patent Application Approval

        The Registrant was notified on April 19, 2000 that the United States Patent and Trademark Office had issued a notice of allowance relative to the Registrant’s U.S. Patent Application Serial No. 75/360,455 for Topical Barrier Composition Containing Silicone and Bentonite. All 28 claims of the application, as amended, were allowed. The formulation which is the subject of this approval is utilized in the Registrant’s NutraShield ointment for perineal care associated with incontinence.

        Statements contained in this document that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Registrant’s actual results and could cause such results to differ materially from any forward-looking statements which may be made in this document of which are otherwise made by or on behalf of the Registrant. Factors which may affect the Registrant’s results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Registrant’s actual results and forward-looking statements include, but are not limited to, those discussed in the Registrant’s filings with the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

Date: May 31, 2000	By: /s/ Stephen T. Wills Stephen T. Wills, CPA, MST Vice President and Chief Financial Officer